CONSENT OF COUNSEL

NOTTINGHAM INVESTMENT TRUST II

We hereby consent to the use of our name and to the reference to our firm under the caption “Management and Other Service Providers – Legal Counsel” in the Statement of Additional Information for the Earnest Partners Fixed Income Trust and the Statement of Additional Information for the Brown Capital Management Balanced Fund, the Brown Capital Management Equity Fund, the Brown Capital Management Mid-Cap Fund, the Brown Capital Management Small Company Fund and the Brown Capital Management International Equity Fund, each of which is included in Post-Effective Amendment No. 50 to the Registration Statement under the Securities Act of 1933, as amended (No. 33-37458), and Amendment No. 51 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-06199), on Form N-1A of the Nottingham Investment Trust II.

BLACKWELL SANDERS LLP

/s/ BLACKWELL SANDERS LLP

Kansas City, Missouri

July 30, 2007

STLD01-1339533-2